EXHIBIT 99.1

PRESS RELEASE

Marvin Tancer CFO & V.P. Operations Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Euro RSCG Life NRP 415-901-3705

SIRNA TO PRESENT PROGRESS IN ITS MACULAR DEGENERATION PROGRAM AT

THE NUCLEIC ACID WORLD SUMMIT

Boulder, CO—September 16th, 2003—Sirna Therapeutics, Inc. (Nasdaq: RNAI) will present new data on the company’s age-related macular degeneration (AMD) program at the Nucleic Acid World Summit being held in Boston, MA.

Age-related macular degeneration (AMD) is a leading cause of blindness in people in the US over the age of 55. AMD results from the deterioration of the central retina, one cause of which is choroidal neovascularization (CNV), an abnormal growth of blood vessels in the eye.

In collaboration with Dr. Peter Campochiaro of Wilmer Eye Institute at Johns Hopkins University, Sirna has demonstrated inhibition of CNV using its proprietary chemically modified small interfering ribonucleic acids (siRNAs) in a mouse model of laser-induced CNV. In these experiments, mice were treated with intraocular injections of siRNAs targeting vascular endothelial growth factor (VEGF) receptor 1 (VEGFR-1) mRNA, resulting in a significant reduction of CNV compared to controls.

“The progress we’ve made in this program demonstrates both the potential of siRNA-based therapeutics and Sirna’s leadership position in the field,” said Dr. Nassim Usman, Chief Scientific Officer and Vice President, Research and Development at Sirna. “This is the second demonstration of efficacy using Sirna’s proprietary chemically modified siRNAs targeting VEGFR-1 mRNA. We have previously shown efficacy of these siRNAs in a rat corneal model system. Sirna has done extensive work targeting the VEGF pathway and has patent coverage on the down-regulation of VEGF and its receptors with nucleic acids, such as siRNAs.”

Sirna’s macular degeneration program is currently in the lead identification and optimization phase of development. The company hopes to move this program into clinical development in 2004.

2950 Wilderness Place Boulder, CO 80301 tel: 303-449-6500 fax: 303-449-6995 www.sirna.com

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity toward a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.